EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this registration statement on Form S-8 of Americas Gold and Silver Corporation (the “Company”) of our report dated March 30, 2026 relating to the consolidated financial statements of the Company, which appears in Exhibit 99.2 to the Company’s Annual Report on Form 40-F for the year ended December 31, 2025.

We also consent to references to us under the heading “Interest of Experts” in the Annual Information Form, filed as Exhibit 99.1 to the Company’s Annual Report on Form 40-F which is incorporated by reference in this registration statement.

/s/ PricewaterhouseCoopers LLP

Chartered Professional Accountants, Licensed Public Accountants

Toronto, Canada

March 30, 2026